CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K/A

 (Amendment No. 2)

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): October 5, 2012

Radient Pharmaceuticals Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other
jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039

(Address of principal executive offices (zip code))

714-505-4461

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into Material Definitive Agreements

On July 17, 2012, we filed a Form 8-K to disclose a license agreement we entered into with Global Cancer Diagnostics, Inc. ("GCDx") in order to commercialize certain of our intellectual property in the form of a Lung Cancer test (the “Agreement”). Section 3.1 of the Agreement was amended on August 23, 2012 (the “Amendment”), with the remainder of the Agreement unchanged. Pursuant to the Amendment, GCDx will pay us an upfront license fee of $250,000 immediately upon receipt of funds from the first closing of its current financing for approximately $2,000,000, which was anticipated to close no later than September 15, 2012. On September 14, 2012, we agreed to further amend Section 3.1 of the Agreement and replace it with the following:

“GCDx will pay a License Fee of Two Hundred and Eighty Thousand Dollars ($280,000) to RXPC immediately upon receipt of it funding in the amount of Two Million dollars, or on or before October 1, 2012. As of the date of this amendment, GCDx has paid a total of US$6,000 towards this licensing fee.”

As of October 1, 2012, GCDx has not made the required upfront payment of $280,000. Therefore the proposed GCDx licensing agreement was cancelled. We will consider re-engaging GCDx in a new licensing agreement at such time as GCDx is able to make the required up-front payment.

Section 8 – Other Events

Item 8.01 – Other Events

From an operational perspective, we continue to sell and ship Onko-Sure test kits to the following territories: Korea, Turkey, Taiwan, India, Vietnam, and the U.S. Despite significant financial hardship, the Company continues to maintain its operations in Tustin, relying on selective former employees that continue to work as consultants to the Company. We are also engaged in business discussions with other companies seeking to license Onko-Sure for various international territories. These licensing agreements, if completed, are anticipated to provide the Company with the funds necessary to regain compliance with our public filing requirements and to begin to pay down various overdue accounts payable. There can be no guarantee that any new licensing transactions will be completed.

As of October 3, 2012, we had 3,235,210,154 shares of common stock issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT

PHARMACEUTICALS CORPORATION

By:	/s/ Douglas C. MacLellan
Name:	Douglas C. MacLellan
Title:	Chairman & CEO

Dated: October 5, 2012